                              EMPLOYMENT AGREEMENT
                              --------------------


                  EMPLOYMENT AGREEMENT, dated as of June 22, 1998, by and between Atwood Publishing, LLC, a Delaware limited liability company ("Employer"), and William Newman ("Executive"):

                                   Background
                                   ----------

                  Employer wishes to retain Executive and Executive wishes to be employed by Employer on the terms and conditions set forth in this Agreement.

                  In consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                   ----------

                        TERM OF AGREEMENT AND EMPLOYMENT

         Section 1.01 Commencing on the date of this Agreement and for a period ending on December 31, 2000, subject to earlier termination as provided in
Article VI hereof, Employer hereby employs Executive and Executive hereby accepts employment with Employer as the President and Chief Executive Officer of Employer. Subject to the direction and ultimate authority of the Chairman of the Board and the Board of Directors of Employer, Executive shall be responsible for the overall performance of Atwood (the "Business") and, in particular, Executive shall be responsible for growing the Business' EBITDA on a consistent and aggressive basis. The Executive's responsibilities shall be determined from time to time in the sole discretion of the Chairman of the Board of Employer. Employer, The Official Information Company ("TOIC") and Employer's and TOIC's subsidiaries are collectively referred to below as the "Related Entities."

         Section 1.02 The term of this Agreement shall continue from year to year after December 31, 2000, unless terminated by written notice. Notice of termination must be provided 60 days prior to the date that the termination is effective.



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                                  ARTICLE II
                                  -----------

                      DUTIES AND OBLIGATIONS OF EXECUTIVE

         Section 2.01 At all times during the performance of this Agreement, Executive shall adhere to each Related Entity's policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended.

         Section 2.02 Executive shall devote substantially all of his business time, ability and attention to the operations of the Businesses during the term of this Agreement and shall not, whether directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with Employer's prior written consent.


                                  ARTICLE III
                                  ------------

                                  COMPENSATION

         Section 3.01 As full compensation for his services hereunder, Employer shall pay Executive an annual salary of One Hundred Sixty-Five Thousand ($165,000) (pro rated for partial years), payable in equal semi-monthly installments (the "Base Salary"). On each December 31, the Base Salary shall be increased by an amount equal to the percentage increase during the previous calendar year in the Consumer Price Index, All Items, in the Overland Park, Kansas metropolitan area.

         Section 3.02 In addition to the Base Salary, Executive shall be eligible to participate in TOIC's Key Employee Bonus Plan (the "Bonus Plan") or such other bonus arrangement that is made available generally to key senior executives of the Related Entities. The Chief Executive Officer of TOIC has the authority in its sole and absolute discretion to select the participants in the Bonus Plan and to determine the bonus formula for each participant. Contemporaneously with the execution of this Agreement, Employer shall deliver a letter stating that Executive has been selected to participate in the Bonus Plan with respect to 1998.

         Section 3.03 Contemporaneously with the execution of this Agreement, Employer and Executive are executing an Incentive Plan Agreement in the form attached as Exhibit A pursuant to which Executive is eligible to receive an additional incentive payment under certain circumstances based upon the performance of the Company following a change in control.



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                                  ARTICLE IV
                                  -----------

                                    BENEFITS

         Section 4.01 Executive shall be entitled to participate in all benefit plans generally available to employees of Employer and, subject to Section 6, to receive vacation, sick leave and leaves of absence in accordance with general employee policies.

                                   ARTICLE V
                                   ----------

                               BUSINESS EXPENSES

         Section 5.01 Employer shall reimburse Executive, in accordance with Employer's policies, for all reasonable out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder. Executive shall furnish to Employer documentary evidence of each such expense in the form required to comply with Employer's policies and all applicable federal and state tax statutes and regulations issued thereunder for the substantiation of such expense as a tax deduction.


                                  ARTICLE VI
                                  -----------

                           TERMINATION OF EMPLOYMENT

         Section 6.01 Termination with Cause. Employer may terminate Executive's employment at any time for Cause by giving written notice of such termination to Executive. For purposes of this Agreement, cause shall mean:

         (a) The conviction of Executive of a felony;

         (b) Fraud, embezzlement or other misappropriation by Executive of funds or property of Employer or any of its affiliates;

         (c) A breach of any of Executive's fiduciary duties as an employee of Employer;

         (d) Any gross misconduct of Executive which is injurious in any material respect to Employer or any of its affiliates; or

         (e) Executive's failure to perform in any material respect his obligations under this Agreement.

                  If Employer terminates Executive's employment for Cause under this Section 6.01, Executive shall cease receiving his Base Salary as of the date of such termination, shall not be entitled to any severance pay, and shall cease as of the date of such termination to participate in the benefit plans generally available to employees of Employer in which Executive is then



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participating. Employer will assure that Executive receives all benefits required by law, e.g., COBRA, but Executive will receive no other benefit hereunder. Notwithstanding the foregoing, Employer may terminate Executive's employment pursuant to Section 6.01(e) only if Executive has not cured such failure within 30 days of written notice thereof.

         Section 6.02 Termination Resulting from Death or Disability. If, as the result of any physical or mental disability, Executive shall fail or be unable to perform in a satisfactory manner a material portion of his duties and obligations hereunder for a period of 180 consecutive days or for a total of 180 days in any twelve (12) month period, Employer may, upon thirty (30) days prior written notice to Executive, terminate Executive's employment hereunder. Any dispute as to a disability shall be resolved by a medical doctor selected jointly by Employer and Executive, or, failing agreement, by the President of the American Medical Association.

                  The death of Executive shall terminate this Agreement and his employment hereunder, effective at the time of death.

                  In the event of termination resulting from disability or death, Executive or his estate, as the case may be, shall receive Executive's Base Salary through the date of termination and a pro-rated portion (based on the number of days in the year in which Executive was employed) of the Bonus, if any, calculated for the portion of such calendar year through the last day of the month preceding the month in which Executive's employment terminated. Executive's participation in the benefits plans generally available to employees of Employer shall cease as of the date of such termination, with the exception of a disability insurance plan, if any.

         Section 6.03 Termination for Other Reasons. Employer may terminate this Agreement and Executive's employment for any reason at any time by giving written notice of such termination to Executive. If Executive's employment is terminated by Employer pursuant to this provision (i.e., other than for Cause, death or disability), Executive shall cease receiving his Base Salary and to participate in Employer's benefit plans as of the date of such termination. If, however, Employer shall promptly receive from Executive a release of Employer and its affiliates, in form and substance satisfactory to Employer, from any and all claims which Executive may have in respect of such termination or under this Agreement (but shall not waive Executive's rights to payments under TOIC's Key Executive Equity Appreciation Plan or Key Employee Bonus Plan, and shall not include any non-competition or non-solicitation provisions that extend beyond the Severance Period (as defined below), (a) Employer shall pay Executive severance pay in an amount equal to Executive's Base Salary (calculated at the rate of Executive's annual salary at the time of such termination) for one (1) year after the date of such termination (the "Severance Period") and a pro-rated portion (based on the number of days in the year in which Executive was employed) of the Bonus, if any, calculated for the portion of such calendar year through the last day of the month preceding the month in which Executive's employment terminated, and (b) Employer shall maintain in full force and effect Executive's continued participation in the benefit plans generally available to employees of Employer in which Executive was participating immediately prior to such termination until the earlier of
(i) one (1) year after the date of such termination and (ii) Executive's commencement of full-time employment with a new employer. At the end of the period of participation in such benefit plans, Employer will assure that Executive


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receives all additional benefits required by law, e.g., COBRA. The payment of the severance pay referred to in clause (a) above shall be made as follows: (i) the amount calculated based upon Executive's Base Salary shall be payable during the Severance Period in accordance with the same schedule of payments provided for Executive's Base Salary pursuant to Section 3.01 and (ii) the amount calculated based upon the pro-rated bonus shall be payable in accordance with the Key Employee Bonus Plan.

         Section 6.04 Mitigation. Executive agrees to use reasonable efforts to mitigate any severance pay hereunder, beginning six months after termination, by seeking other comparable employment or consultancy arrangements. If during the Severance Period the Executive accepts other employment or consultancy, the portion of the severance pay awarded to the Executive hereunder that is based upon Executive's Base Salary shall be reduced by the amount of any compensation payable as a result of such other employment or consultancy.


                                  ARTICLE VII
                                  -----------

                        NON-COMPETITION, CONFIDENTIALITY
                         AND NON-SOLICITATION COVENANTS

         Section 7.01 Executive acknowledges that Executive's employment hereunder will provide Executive with access on a continual basis to confidential and proprietary information concerning each of the Businesses, which is not readily available to the public; and that Employer would not enter into this Agreement but for the covenants (the "Restrictive Covenants") contained in this Article VII. Accordingly, Executive agrees that:

         (a) During the term of employment hereunder and, for a period of one
(1) year thereafter or, if shorter, the Severance Period (the "Restricted Period"), Executive shall not, directly or indirectly, (i) engage in any business that is competitive with the Businesses for his own account; or (ii) render any services which constitute engaging in any business that is competitive with the Business in any capacity to any person (other than with the consent or at the direction of Employer); nor shall Executive own an equity interest in any person which is engaged in any business that is competitive with the Businesses, provided, however, that Executive may own, directly or indirectly, solely as a passive investment, securities of any person which are traded on any national securities exchange or NASDAQ, if Executive is not a controlling person of, or a member of a group which controls, such person, and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

         (b) Executive shall forever maintain in strictest confidence all information relating to each of the Businesses and to each of the Related Entities, which is known or becomes known to Executive, including, without limitation, trade secrets, know-how, financial statements and data, contracts (whether oral or written), customer and advertiser lists, rate schedules, pricing policies, marketing plans and strategies, and business acquisition plans (collectively, the "Confidential Information"), and shall not, except in connection with the business affairs of Employer and its affiliates, disclose any Confidential Information to any person, other than with the express written

                                       5
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consent of Employer. Confidential Information shall not include information which Executive can demonstrate (A) has become generally available to the public other than as a result of a disclosure by Executive, (B) was available to Executive on a non-confidential basis prior to its disclosure to Executive by Employer, or (C) has become available to Executive on a non-confidential basis from a source other than Employer, provided that such source is not known by Executive after reasonable inquiry to be bound by a confidentiality agreement with Employer or otherwise prohibited from transmitting the information to Executive by a legally binding obligation.

         Notwithstanding anything in this Agreement to the contrary, in the event that a request or demand is made upon Executive, by written interrogatory, request for information or documents, subpoena, court order, civil investigative demand or other legal process, to disclose any Confidential Information, which disclosure is not otherwise permitted hereunder, Executive will provide Employee with prompt notice of any such request or demand so that Employer may seek an appropriate protective order or waive compliance with the provisions of this Agreement. Executive will not oppose action by, and will cooperate with, Employer in any effort to obtain an appropriate protective order.

         All memoranda, notes, lists, records and other documents (and all copies thereof) constituting Confidential Information heretofore or hereafter made or compiled by Executive or made available to Executive concerning any of the Businesses shall be the property of the respective Related Entities, shall be kept confidential in accordance with the provisions of this Section 7.01(b), and shall be delivered to the respective Related Entities promptly upon termination of this Agreement or at any earlier or later time upon the request of Employer.

         (c) During the Restricted Period, Executive shall not, directly or indirectly, solicit or encourage any current employee, officer or director of any of the Related Entities to leave the employment of his employer, or hire any current or former employee, officer or director of, any of the Related Entities.

         (d) During the Restricted Period, Executive shall not, directly or indirectly, solicit or encourage any person who is a customer or advertiser of any of the Related Entities, or the affiliates or associates thereof, to discontinue such person's business relationship with any of the Related Entities.

         Section 7.02 Executive acknowledges and agrees that (i) Executive has had an opportunity to seek advice of counsel in connection with this Agreement;
(ii) the Restrictive Covenants are reasonable in scope and in all other respects; (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Related Entities; (iv) money damages would be an inadequate remedy at law for the Related Entities in the event of a breach of any of the Restrictive Covenants by Executive; and (v) specific performance in the form of injunctive relief would be an adequate remedy for the Related Entities.

         Employer and Executive hereby submit to the jurisdiction of the Courts of the State of Kansas to enforce the Restrictive Covenants and agree that if Executive breaches or threatens to breach a Restrictive Covenant, Employer (or any of the other Related Entities) shall be entitled, in

                                       6
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addition to all other remedies, to an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

                                 ARTICLE VIII
                                 -------------

                                  ARBITRATION

         Section 8.01 Except as otherwise set forth in Section 7.02 above, Employer and Executive each waives any right each may have to a civil lawsuit and trial by jury in connection with any dispute between them arising out of, concerning or connected with this Agreement and each agrees that, upon the written request of the other party, any such dispute shall be submitted to arbitration. Arbitration shall take place in Kansas City, Kansas, or such other place as the parties may agree, and shall be governed by the rules of the American Arbitration Association.

         Section 8.02 Employer and Executive shall select one (1) arbitrator to hear and determine the dispute from a list of five (5) candidates provided by the American Arbitration Association.

         Section 8.03 The arbitrator's award shall be final and binding on the parties and the arbitrator may invoke any remedy available in equity or at law, including, without limitation, injunctions and restraining orders. The parties agree to the jurisdiction of the Courts of the State of Kansas for confirmation and enforcement of the arbitrator's award.


                                  ARTICLE IX
                                  -----------

                               GENERAL PROVISIONS

         Section 9.01 In the event of arbitration or an action at law or in equity to enforce or interpret the terms of this Agreement, each party shall be responsible for the fees and expenses of its own counsel. The filing fee with the American Arbitration Association shall be paid by the party requesting the arbitration and the arbitrator's fees and costs incurred shall be shared equally among the parties.

         Section 9.02 This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein. No agreement, promise or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

         Section 9.03 Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by courier service (with next day delivery requested) or the U.S. Postal Service by express mail (with next day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal


                                       7
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delivery, upon receipt by the other party, in the case of faxed, upon transmission of the fax, in the case of a courier service or the U.S. Postal Service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

         If to Employer:

         The Official Information Company
         888 Seventh Avenue
         New York, New York  10106
         Attn:  President


         If to Executive:

         William E. Newman
         3815 W. 63rd Street
         Shawnee Mission, Kansas  66208


Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

         Section 9.04 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of law.

         Section 9.05 No breach of any provision hereof may be waived unless in writing. Waiver of any breach of any provision hereof shall not be deemed a waiver of any other breach of the same or any other provision hereof. This Agreement may be amended only by a written agreement, executed by the parties hereto.

         Section 9.06 In the event any one or more of the provisions contained in this Agreement shall be held by an arbitrator or court of competent jurisdiction to be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

         Section 9.07 This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all the parties hereto.


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         Section 9.08 Both parties hereto acknowledge that they have had the advice of counsel before entering into this Agreement, have fully read the Agreement and understand the meaning and import of all the terms hereof.



















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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed and delivered as of the day and year first above written.


                                                ATWOOD PUBLISHING, LLC


                                                By:____________________________



                                                 ------------------------------
                                                 William E. Newman














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